December 12, 1996


Kemper Total Return Fund
222 South Riverside Plaza
Chicago, Illinois  60606

Re:     Rule 24f-2 for Kemper Total Return Fund (the "Fund")
        File No. 22-21789

Ladies and Gentlemen:

     Reference is made to your Registration Statement under the Securities
Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on
Form N-1A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by you with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended October 31, 1996. Reference is also made to the 54,116,854 shares (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

     Assuming that the Fund's Amended and Restated Agreement and
Declaration of Trust dated May 27, 1994, the Written Instrument Establishing and Designating Classes dated May 27, 1994, and the By-Laws of the Fund adopted January 28, 1986 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on January 28, 1986 and March 5, 1994 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and non assessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the Statement of Additional Information in the Registration Statement of the Fund under the caption "Shareholder Rights"). In rendering this opinion, we have relied upon an opinion dated November 18, 1985 from Ropes & Gray of Boston, Massachusetts and upon an Officer's Certificate executed by the Treasurer of the Fund representing that all shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus. In addition, we have taken note of the opinion dated December
3, 1996 from Ropes & Gray to the Kemper Aggressive Growth Fund.

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the 1940 Act.

                                Sincerely,

                                /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                VEDDER, PRICE, KAUFMAN & KAMMHOLZ

COK/dd